Exhibit 99.1

Coupons.com Incorporated Reports Second Quarter 2015 Financial Results

Company Delivered at High End of Revenue Guidance, Exceeded on Adjusted EBITDA, and Generated $6.9 Million Cash from Operations

Mir Aamir Being Promoted to President and COO; New CFO Expected to be Announced Soon

MOUNTAIN VIEW, Calif., Aug. 5, 2015 /PRNewswire/ -- Coupons.com Incorporated (NYSE: COUP), a leader in digital coupons, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Results

  Total revenue increased to $55.9 million compared to $51.7 million a year ago.
  Revenue from media and advertising increased 14% compared to a year ago.
  Adjusted EBITDA was $4.6 million compared to $3.7 million a year ago.
  GAAP net loss for the second quarter 2015 was $9.3 million, which included $8.5 million in stock-based compensation expense and $2.1 million in change in fair value of contingent consideration expense related to our acquisition of Eckim. GAAP net loss in the second quarter of 2014 was $6.9 million, which included $6.7 million in stock-based compensation expense.
  Cash generated from operations was $6.9 million compared to $5.2 million in the same period last year.
  Total digital coupon transactions during the second quarter were 372 million compared to 384 million in second quarter 2014.

"We had another solid quarter as we continue to gain momentum in Retailer iQ, and across our platform with media, specialty retail and new products. We've also extended our network to now include a Club retailer, adding to the Grocery, Drug, Dollar and Mass retailers we already partner with," said Steven Boal, President and CEO of Coupons.com Incorporated. "Retailer iQ continued to perform well, with shopper adoption growing, and promotion campaigns demonstrating significant ROI as compared to traditional offline vehicles. We're also excited to have launched our data-driven, targeted digital offers as CPGs and retailers look for more efficient ways to reach shoppers and build brand loyalty."

Total revenue for the six months ended June 30, 2015 was $111.4 million, compared to $103.2 million for the comparable period in 2014. GAAP net loss for the six months ended June 30, 2015 was $13.3 million, which included $17.4 million in stock-based compensation expense and $1.7 million in change in fair value of contingent consideration expense related to our acquisition of Eckim. For comparison, GAAP net loss for six months ended June 30, 2014 was $20.9 million, which included $21.3 million in stock-based compensation expense. Adjusted EBITDA for the first six months of 2015 was $8.6 million, compared to $7.6 million for the first six months of last year.

Business Highlights

Continued momentum in Coupons.com Retailer iQ™ platform:

  Digital coupon transaction volumes through Retailer iQ increased almost 70% in the first half of 2015 as compared to the second half of 2014.
  Shopper engagement continued to build. On average, Retailer iQ monthly unique users clipped an average of 12 coupons, with the top 20% of users clipping an average of 46 coupons per month. The number of registered shoppers on the platform increased approximately 70% in the first half of 2015 from the level as of year end 2014.
  Retailers are directly benefiting from the robust personalization and targeting engine, as shoppers engaged on programs powered by Retailer iQ showed average comparative sales increase of approximately 25%.
  Targeted digital offers are now available nationally across the network, and continue to demonstrate the competitive strength of Retailer iQ. The platform now has significant reach with access to more than 12 million households for targeted digital offers to drive sales for CPG brands and retailers.

Growth in media:

  Our media and advertising business grew 14% year over year, as CPGs and other advertisers develop a more integrated approach between promotions and media.
  In the second quarter, we expanded our media solutions to include targeted media through Retailer iQ. Using retailer shopper data, we're beginning to serve targeted media across retailers' digital properties. With insight into point of sale data and shopper behavior, we are able to measure direct ROI from shopper response and in-store sales.

"We are pleased with our performance in the second quarter. Momentum continues to build, as we expand our network and drive shopper adoption through Retailer iQ," said Mir Aamir, CFO and COO. "The large growth opportunity in digital paperless coupons is supported by strong results from our retail partners who are currently live on the platform. Looking to the rest of the year, we have seen some modest delays from a few retailers of their Retailer iQ roll out, and we are therefore lowering our full year guidance to reflect these delays. However, we do expect to continue to benefit from operating expense leverage, reflecting growth in Adjusted EBITDA."

Executive Management Updates

Today, the Company also announced updates to the Executive management team. Mir Aamir, current CFO and COO, is being promoted to President and COO, enabling him to focus full time on strategy and operations. He will continue to report to Steven Boal. The Company expects to name a new CFO soon, at which point the promotion will be effective. In the interim, Mr. Aamir will continue to serve as CFO until a new CFO is named.

Business Outlook

As of today, Coupons.com is providing the following outlook for full year 2015.

For the full year of 2015, total revenue is expected to be in the range of $255 million to $270 million. Adjusted EBITDA for the full year of 2015 is expected to be in the range of $30 million to $40 million.

Conference Call Information

Coupons.com will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 5:00 p.m. EDT / 2:00 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@couponsinc.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID#77960184 at least five minutes prior to the 2:00 p.m. PDT start time. The live webcast will be available at http://investors.coupons.com under the Events and Presentations menu. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Coupons.com has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Coupons.com believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as our management and board of directors. Coupons.com defines Adjusted EBITDA as net loss adjusted for interest expense, other income (expense) – net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, gain on sale of right to use web domain, and change in fair value of contingent consideration.

Coupons.com's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements;
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Coupons.com; (iv) the effects of interest expense, other income (expense) – net, income taxes, depreciation and amortization, stock-based compensation and change in fair value of contingent consideration, and gain on sale of a right to use a web domain name; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements based largely on Coupons.com's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include Coupons.com's current expectations with respect to revenues and Adjusted EBITDA for the full year 2015, Coupons.com's expectations for the continued accelerating shift to the Coupons.com Retailer iQ digital platform, Coupons.com's expectations regarding implementing the Coupons.com Retailer iQ platform with other retailer partners, and increased operating leverage, and Coupons.com's expectations regarding future growth. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to Coupons.com's management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, Coupons.com's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to negotiate fee arrangements with CPGs and retailers; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement, securities litigation and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel; the Company's ability to successfully integrate acquired companies into its business and other factors identified in Coupons.com's filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on May 14, 2015. Additional information will also be set forth in Coupons.com's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Coupons.com disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Coupons.com Incorporated

Coupons.com Incorporated (NYSE: COUP) is a leading digital promotion and media platform that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes, and card linked offers. We operate Coupons.com Retailer iQ™, a mobile-first, real-time digital coupon platform that connects directly into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns, including display and video advertising. Our distribution network includes our flagship site, Coupons.com, approximately 30,000 third-party publishers, as well as our mobile applications, Coupons.com, the Coupons.com App for the Apple Watch, Grocery iQ®, and those of our many partners. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, Coupons.com is based in Mountain View, Calif., and is bringing the multi-billion dollar offline promotions industry into the digital world. Investors interested in learning more about the Company can visit http://www.coupons.com/corporate/ and follow us on Twitter at @couponsinc.

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$55,867	$51,715	$111,429	$103,216
Costs and expenses:
Cost of revenues (1)	22,122	20,884	43,989	41,403
Sales and marketing (1)	21,834	17,621	42,918	37,132
Research and development (1)	11,839	10,981	24,781	27,248
General and administrative (1)	7,867	8,857	16,358	17,907
Change in fair value of contingent consideration	2,076	—	1,722	—
Total costs and expenses	65,738	58,343	129,768	123,690
Loss from operations	(9,871)	(6,628)	(18,339)	(20,474)
Interest expense	(82)	(300)	(162)	(602)
Gain on sale of a right to use a web domain name	—	—	4,800	—
Other income (expense), net	40	31	(21)	(107)
Loss before income taxes	(9,913)	(6,897)	(13,722)	(21,183)
Benefit from income taxes	(571)	—	(379)	(244)
Net loss	$(9,342)	$(6,897)	$(13,343)	$(20,939)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.11)	$ (0.09)	$ (0.16)	$ (0.37)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	82,980	77,549	82,575	56,161

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of revenues	$ 433	$ 523	$ 882	$ 2,100
Sales and marketing	3,432	1,284	6,373	5,401
Research and development	2,266	1,760	5,050	7,270
General and administrative	2,376	3,094	5,134	6,482
Total stock-based compensation	$ 8,507	$ 6,661	$ 17,439	$ 21,253

COUPONS.COM INCORPORATED
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$ (9,342)	$ (6,897)	$(13,343)	$(20,939)
Adjustments:
Interest expense	82	300	162	602
Other income (expense), net	(40)	(31)	21	107
Benefit from income taxes	(571)	—	(379)	(244)
Depreciation and amortization	3,872	3,650	7,780	6,822
Stock-based compensation	8,507	6,661	17,439	21,253
Gain on sale of a right to use a web domain name	—	—	(4,800)	—
Change in fair value of contingent consideration	2,076	—	1,722	—

Total adjustments	$13,926	$10,580	$ 21,945	$ 28,540

Adjusted EBITDA	$ 4,584	$ 3,683	$ 8,602	$ 7,601

Transactions (2)	372,006	383,693	784,647	791,478

(2) A transaction is the distribution of a digital coupon through Coupons.com's platform that generates revenues.

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$ 210,035	$ 201,075
Accounts receivable, net	48,846	51,061
Prefunded coupons cash deposits	642	740
Deferred tax assets	427	457
Prepaid expenses and other current assets	4,677	2,972
Total current assets	264,627	256,305
Property and equipment, net	25,952	25,399
Intangible assets, net	10,352	11,818
Goodwill	29,284	29,277
Other assets	8,398	9,008
Total assets	$ 338,613	$ 331,807
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 10,098	$ 6,358
Accrued compensation and benefits	9,467	14,861
Other current liabilities	17,879	15,790
Prefunded coupons cash obligations	642	740
Deferred revenues	6,992	6,219
Debt obligation	7,500	7,500
Total current liabilities	52,578	51,468
Other non-current liabilities	56	89
Deferred rent	806	738
Deferred tax liabilities	2,070	2,624
Total liabilities	55,510	54,919

Stockholders' equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	552,675	531,018
Treasury stock, at cost	(64,017)	(61,935)
Accumulated other comprehensive loss	(18)	(1)
Accumulated deficit	(205,538)	(192,195)
Total stockholders' equity	283,103	276,888
Total liabilities and stockholders' equity	$ 338,613	$ 331,807

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$ (13,343)	$ (20,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,780	6,822
Stock-based compensation	17,439	21,253
Accretion of debt discount	—	113
Amortization of debt issuance cost	38	38
Gain on sale of a right to use a web domain name	(4,800)	—
Allowance for doubtful accounts	(34)	79
Deferred income taxes	(525)	(244)
Change in fair value of contingent consideration	1,722	—
Changes in operating assets and liabilities:
Accounts receivable	2,255	(1,755)
Prepaid expenses and other current assets	(1,213)	224
Accounts payable and other current liabilities	1,356	2,494
Accrued compensation and benefits	(5,391)	(3,298)
Deferred revenues	764	957
Other	2	313
Net cash provided by operating activities	6,050	6,057

Cash flows from investing activities:
Purchases of property and equipment	(3,961)	(4,970)
Acquisitions, net of acquired cash	—	859
Purchase of intangible assets	(35)	(16)
Proceeds from sale of a right to use a web domain name	4,800	—
Net cash provided by (used in) investing activities	804	(4,127)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,218	3,031
Repurchases of common stock	(2,082)	—
Proceeds from initial public offering, net of offering costs	—	176,525
Exercise of warrant	—	1,610
Principal payments on capital lease obligations	(30)	(28)
Net cash provided by financing activities	2,106	181,138
Effect of exchange rates on cash and cash equivalents	—	(9)
Net increase in cash and cash equivalents	8,960	183,059
Cash and cash equivalents at beginning of period	201,075	38,972
Cash and cash equivalents at end of period	$210,035	$222,031

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CONTACT: Investor Relations Contact: Stacie Clements, Vice President, Investor Relations, Phone: 650-605-4535, ir@couponsinc.com; or Media Contact: Paul Sloan, Vice President, Communications, Phone: 650-396-8754, press@couponsinc.com